Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-99067

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED SEPTEMBER 19, 2002)

HEALTH CARE PROPERTY INVESTORS, INC.

738,923 SHARES OF COMMON STOCK

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated September 19, 2002, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah II, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah II, LLC Owned of Record Prior to the Exchange(1)(2)	Common Stock Beneficially Owned Following the Exchange(1)(3)	Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(1)(3)(4)
Name				Shares	Percent
The United Way of Salt Lake	1,002	1,002	1,002	-0-	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information provided to us by the holder of non-managing member units as of December 9, 2003.

(2)	The United Way of Salt Lake obtained (i) 450 of the non-managing member units of HCPI/Utah II, L.L.C. in an assignment from H. Roger Boyer (H. Roger Boyer acquired the 450 non-managing member units of HCPI/Utah II, L.L.C. from H. Roger Boyer Family Limited Partnership, Ltd. which acquired the 450 non-managing member units from Boyer-Research Park Associates, Ltd. a selling holder listed in the Prospectus); (ii) 469 of the non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Kem C. Gardner (Kem C. Gardner acquired the 469 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Kem C. Gardner Family Limited Partnership, Ltd. Kem C. Gardner Family Limited Partnership, Ltd. acquired the 469 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from The Boyer Company, L.C. The Boyer Company, L.C. acquired the 469 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer-Research Park Associates, Ltd., a selling holder listed in the Prospectus); and (iii) 83 of the non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Kem C. Gardner (Kem C. Gardner acquired the 83 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Kem C. Gardner Family Limited Partnership, Ltd. Kem C. Gardner Family Limited Partnership, Ltd. acquired the 83 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from The Boyer Company, L.C. The Boyer Company, L.C. acquired the 83 non-managing member units of HCPI/Utah II, L.L.C. in an assignment from Boyer Chimney Ridge, L.C. and Lake Ridge Associates, L.C. Boyer Chimney Ridge, L.C. and Lake Ridge Associates, L.C. acquired the 83 non-managing member units of HCPI/Utah II, L.L.C. from Chimney Ridge, L.C., a selling holder listed in the Prospectus).

(3)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah II, L.L.C. originally issued on or prior to August 17, 2001 beneficially owned by it for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(4)	Contemplates the sale of all of the common stock offered hereby.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 20, 2004.